Exhibit 3.2

PENNSYLVANIA DEPARTMENT OF STATE CORPORATION BUREAU

ARTICLES OF AMENDMENT-DOMESTIC CORPORATION

(15 Pa. C.S. Section 1915 Business Corporation)

In compliance with the requirements of the applicable provisions (relating to articles of amendment), the undersigned, desiring to amend its articles, hereby states that:

1.	The name of the corporation is URBAN OUTFITTERS, INC.

2.	The address of this corporation’s current registered office in this Commonwealth is: 1801 Walnut Street, Philadelphia, Pennsylvania 19103, Philadelphia County.

3.	The statute by or under which it was incorporated: PA BCL of 1988, as amended.

4.	The date of its incorporation: August 6, 1976.

5.	The amendment shall be effective upon filing these Articles of Amendment in the Department of State.

6.	The amendment was adopted by the shareholders or members pursuant to 15 Pa. C.S. Section 1914(a) and (b) or Section 5914(a).

7.	The amendment adopted by the corporation, amending the first sentence of Paragraph 4, set forth in full, is as follows:

“4.	The aggregate number of shares which the Corporation shall have authority to issue is 200,000,000 Common Shares, par value $.0001 per share (the “Common Shares”), and 10,000,000 Preferred Shares, par value $.0001 per share (the “Preferred Shares”).”

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 17th day of June, 2004.

URBAN OUTFITTERS, INC.

By:	/s/ Richard A. Hayne
Title:	President